PROSPECTUS and	PRICING SUPPLEMENT NO. 3
PROSPECTUS SUPPLEMENT, each	Dated October 6, 2020
Dated April 6, 2020	Registration Statement No. 333-237579
Filed Pursuant to Rule 424(b)(2)

U.S. $21,100,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES H

Due 9 Months or More from Date of Issue

$500,000,000 0.400% Fixed Rate Senior Notes Due October 10, 2023

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EVJ5 / US24422EVJ53

Date of Issue:	October 9, 2020

Maturity Date:	October 10, 2023

Principal Amount:	$500,000,000

Price to Public:	99.884% plus accrued interest, if any, from October 9, 2020

Interest Payment Dates:	Semi-annually on April 10 and October 10, commencing on April 10, 2021 (long first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	0.400% per annum

Redemption Provisions:	None

Plan of Distribution:

	Name	Principal Amount Of Notes
	Deutsche Bank Securities Inc.	$112,500,000
	Goldman Sachs & Co. LLC	$112,500,000
	J.P. Morgan Securities LLC	$112,500,000
	MUFG Securities Americas Inc.	$112,500,000
	Commerz Markets LLC	$12,500,000
	Credit Agricole Securities (USA) Inc.	$12,500,000
	Loop Capital Markets LLC	$12,500,000
	SMBC Nikko Securities America, Inc.	$12,500,000
	Total	$500,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.734% plus accrued interest, if any, from October 9, 2020.